Exhibit 1.1

LOGITECH INTERNATIONAL S.A.

ARTICLES OF INCORPORATION

APPROVED BY THE ANNUAL GENERAL MEETING OF SHAREHOLDERS

ON JUNE 20, 2007

TITLE 1

CORPORATE NAME – REGISTERED OFFICE – PURPOSE – DURATION

Article 1

There exists under the corporate name

“Logitech International S.A.”

a corporation (société anonyme) governed by the present Articles of Incorporation and by Title twenty-six of the Swiss Code of Obligations (the “CO”).

The duration of the Company shall be indefinite.

The registered office is in Apples.

Article 2

The Company shall be a holding company with the purpose of coordinating the activities of various Swiss and foreign subsidiaries of the Logitech group.

In addition, it shall have as a purpose the acquisition and management of shareholdings in other companies, and in particular the acquisition, holding and/or assignment of shareholdings in other commercial, industrial, financial or real property companies and enterprises, in Switzerland or abroad, directly or indirectly, in its own name and for its own account, or for the accounts of third parties, as investments or for other reasons, as well as for the financing of affiliated companies.

The Company may conduct, in Switzerland or abroad, any manner of activities, create branch offices, and undertake any real estate, financial or commercial operations which relate directly or indirectly to its purpose.

TITLE II

SHARE CAPITAL AND SHARES

Article 3

The share capital is fixed at CHF 47,901,655.- (forty-seven million nine hundred one thousand six hundred fifty-five Swiss francs), entirely paid-in.

It is divided into 191,606,620 (one hundred ninety-one million six hundred six thousand six hundred twenty) registered shares with a nominal value of CHF 0.25 (twenty-five centimes) each.

Article 4

The shares shall be registered. They shall be numbered and shall bear the facsimile signatures of two members of the Board of Directors.

The general meeting of shareholders shall have the authority to convert the registered shares into bearer shares by means of an amendment to the Articles of Incorporation.

The Company shall have the authority to issue certificates representing blocks of shares.

The Company may forego the printing of registered shares and issuing of securities. However, any shareholder may require that the Company print and issue stock certificates at any time and free of charge. The Board of Directors shall set forth in regulations the details and the requirements for the execution thereof.

Article 5

Each share shall confer the right to a proportional part of the profit resulting from the balance sheet and the proceeds of liquidation.

Shareholders shall only have those obligations specified in the Articles of Incorporation, and shall not be personally liable for the debts of the Company.

Shares shall be indivisible; the Company shall recognize only one representative per share.

The ownership of a share shall entail acceptance of the provisions of these Articles of Incorporation.

Article 6

The Company shall maintain a share register which lists the names of the owners and beneficiaries of the shares as well as their domiciles.

Only those persons entered in the share register as owners shall be deemed to be shareholders of the Company.

The transfer of share ownership shall require delivery of the properly endorsed share certificate to the purchaser.

Registered shares not incorporated into a certificate as well as the respective rights associated therewith which are not incorporated into any certificate may be transferred only by assignment. Such assignment shall be valid only if the Company has been notified thereof.

When a shareholder appoints a bank as his agent to manage registered shares not incorporated into a certificate, such shares and the respective rights attached thereto likewise not incorporated into any certificate may be transferred only with the consent of said bank. Share pledging shall be possible only for the benefit of that bank; it is not necessary that the Company be notified.

Article 7

Should a shareholder change his address, he must so inform the Company. As long as a shareholder has not provided notice of a change of address to the Company, any written communication shall be validly made to his last address entered in the share register.

TITLE III

THE ORGANIZATION OF THE COMPANY

GENERAL MEETING OF SHAREHOLDERS

Article 8

The general meeting of shareholders shall be the supreme authority of the Company. It holds the inalienable rights provided for under Art. 698 of the CO.

The general meeting of shareholders shall convene at the place designated by the Board of Directors.

One or more shareholders who represent together at least ten per cent of the share capital may demand that a general meeting of the shareholders be called. One or more shareholders, who represent together shares representing at least the lesser of (i) one (1) percent of the share capital or (ii) an aggregate nominal value of CHF 1,000,000 (one million Swiss Francs), may demand that an item be included on the agenda for a shareholders’ meeting. A shareholder demand to call a meeting and to include an item on the agenda shall be made in writing and shall describe the matters to be considered and any proposals to be made to the shareholders. Such written request shall be received by the Board of Directors at least sixty (60) days before the date proposed for the general meeting of shareholders.

Article 9

The general meeting of shareholders shall be called in writing by notices sent to each shareholder at the address entered in the share register at least twenty days before the date of the meeting.

Article 10

Each share confers the right to one vote.

Article 11

Any shareholder may appoint a representative who need not be a shareholder, provided that person holds a written proxy. Members of the Board of Directors who are present shall decide whether to accept or refuse such proxies.

Article 12

The general meeting of shareholders shall be presided over by the chairman of the board or any other member of the Board of Directors. In the absence of such persons, the chairman shall be appointed by the general meeting.

The chairman shall appoint the secretary of the general meeting and the scrutineers.

Article 13

In the absence of any provision to the contrary in the law or these Articles of Incorporation, the general meeting of shareholders shall make resolutions and proceed to elections by an absolute majority of the votes cast. In the event of a tie vote, the vote of the chairman shall decide.

As a general rule, voting and elections shall be conducted by a show of hands; however, a secret ballot shall be used when the chairman so orders or when 25 shareholders present at the meeting shall so request.

BOARD OF DIRECTORS

Article 14

The Board of Directors of the Company shall be composed of at least three members appointed by the general meeting of shareholders for a term of three years and who shall be indefinitely re-eligible.

The Board of Directors shall organize itself. It shall be called to a meeting by the chairman as often as business requires.

Article 15

The Board of Directors shall make decisions and proceed to elections by a majority vote of the members present at the meeting. In the event of a tie vote, the vote of the chairman shall decide.

The decisions of the Board of Directors may be made in the form of a written consent (given by letter, fax or telegram) to a proposal, such consent representing a majority of all the members of the Board of Directors inasmuch as the proposal was submitted to all the members of the Board of Directors, unless a discussion is requested by one of them.

Article 16

The Board of Directors shall have the non-transferable and inalienable powers provided for under Art. 716a of the CO.

It may make decisions on any matters which have not been reserved to the general meeting of shareholders.

Article 17

The Board of Directors may, in compliance with the organizational regulations, entrust the management and the representation of the Company to one or more of its members (delegates) or to third parties (managers) who need not be shareholders.

Article 18

In countries where laws or customs require for companies that important documents, or those subject to certain conditions of form have a seal, a seal may be affixed next to the signature.

The Board of Directors shall determine those seals and set the rules regarding the use thereof.

AUDITORS

Article 19

The general meeting of shareholders shall appoint one or several auditors as statutory auditors. It may appoint substitute auditors.

The tenure of the auditors shall be one year; such term shall end during the general meeting of shareholders to which the annual report must be submitted. Reappointment shall be possible.

TITLE IV

BUSINESS YEAR, ANNUAL ACCOUNTS AND ALLOCATION OF PROFITS

Article 20

The business year shall begin on April 1st and end on March 31st.

Article 21

Five per cent of the annual profits shall be allocated to the general reserve until such reaches twenty per cent of the paid in share capital. Should the general reserve be used in any amount the allocation of profits shall be made until this level is reached again.

The balance of the profits arising from the balance sheet shall be distributed according to the resolutions of the general meeting of shareholders, upon proposition of the Board of Directors; however, the mandatory legal provisions of the law relating to the legal reserve must be complied with.

Article 22

Dividends shall be paid at the time specified by the Board of Directors. Any dividend which has not been claimed within five years of it becoming due is time-barred by statute of limitations and shall be forfeited to the Company by simple right and automatically.

TITLE V

LIQUIDATION

Article 23

The general meeting of shareholders shall retain its right to approve the accounts at the time of liquidation and shall have the authority to discharge the liquidators with respect to their activities in connection therewith.

After payment of liabilities, the assets of the dissolved Company shall be distributed among the shareholders pro rata according to the par value of each such shareholders’ shares.

TITLE VI

PUBLIC NOTICES – COMMUNICATIONS

Article 24

Public notices by the Company shall be made in the Feuille Officielle Suisse du Commerce (Swiss Official Commercial Gazette)).

TITLE VII

AUTHORIZED AND CONDITIONAL CAPITAL

Article 25

Until the second anniversary of the entry of this provision into the commercial register, the Board of Directors shall be authorized to increase the share capital by CHF 10,000,000 (ten million Swiss francs) through the issue of 40,000,000 (forty million) registered shares with a nominal value of CHF 0.25 (twenty-five centimes) each. The new shares must be fully paid-in. The Board of Directors may execute the capital increase in one or several blocks.

For important reasons, the Board of Directors may exclude the preferential subscription rights of the shareholders, in particular if the shares are issued in connection with acquisitions of other companies or undertakings or part of undertakings and mergers with other companies, the financing of acquisitions of other companies or undertakings or part of undertakings, as well as the placement of shares on international markets for the purposes of expanding the shareholder base or to obtain a listing on a foreign stock market. The preferential subscription rights which have not been exercised shall revert to the Company and shall be used by the Board of Directors in the interest of the Company.

The Board of Directors shall set the price at which the shares will be issued, the manner in which they will be paid-in, as well as the conditions under which preferential subscription rights can be exercised.

Article 26

By the exercise of share option or other rights granted to certain employees, officers and directors of the group according to the group’s employee equity incentive plans, the share capital of the Company may be increased at most by CHF 15,165,465 (fifteen million one hundred sixty-five thousand four hundred sixty-five Swiss Francs) by way of the issue of 60,661,860 (sixty million six hundred sixty-one thousand eight hundred sixty) registered shares with a nominal value of CHF 0.25 (twenty-five centimes) each.

The shareholders’ preferential subscription rights shall be eliminated for such new shares.

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These articles of incorporation were approved on June 24th , 1993, and modified on June 27th, 1996, February 13th, 1998, June 25th, 1998, June 23rd and June 29th, 2000, March 19th, 2001, May 1st, 2001, June 1st and 28th, 2001, June 26th and 27th, 2002, June 24th, 2004, June 16th, 2005, June 16th, 2006 and June 19th and June 20th, 2007.

The above text is a translation of the original French articles of incorporation (Statuts), which constitute the definitive text and are binding in law.